UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2019

Uniti Group Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-36708	46-5230630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10802 Executive Center Drive Benton Building Suite 300 Little Rock, Arkansas	72211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (501) 850-0820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure

On March 4, 2019, Uniti Group Inc. (the “Company”) commenced a process to seek an amendment and limited waiver (the “Amendment”) under the Company’s credit agreement. The Amendment would, among other things, waive any default resulting from a going concern modification to the audit opinion the Company expects to receive from PricewaterhouseCoopers LLP as a result of the recent bankruptcy filing by Windstream Holdings, Inc. and all its subsidiaries. In connection with the Amendment, the Company may agree to certain restrictions under its credit agreement during the pendency of the Windstream bankruptcy, including a provision generally limiting our ability to pay future cash dividends to an amount that does not to exceed 90% of our taxable income (excluding capital gains).

For the 2018 tax year, the Company paid dividends attributable to its capital stock of approximately $435 million, and in January 2019 the Company paid a dividend attributable to its capital stock of approximately $110 million related to the 2019 tax year. Under the Amendment, the Company expects dividends attributable to its capital stock paid applicable to the 2019 tax year to be limited to approximately $250 million, and aggregate dividends paid during the upcoming four quarters to be limited to approximately $140 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2019	UNITI GROUP INC.

	By:	/s/ Daniel L. Heard
		Name:	Daniel L. Heard
		Title:	Executive Vice President — General Counsel and Secretary

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